UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Valmont Industries, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Proxy Statement

For The

April 25, 2005

Annual Shareholders’ Meeting

Dear Shareholder:

You are cordially invited to attend Valmont’s Annual Meeting of Shareholders on Monday, April 25, 2005 at 2:00 p.m.  The meeting will be held in the Lecture Hall of the Joslyn Art Museum at 2200 Dodge Street in Omaha.  You may enter the building through the atrium entrance on the east side.

                The formal meeting of Shareholders will be followed by a review of Valmont’s business operations and our outlook for the future.  Following the meeting, you are invited to an informal reception where you can visit with the Directors and Officers about the activities of the Company.

                If you cannot attend the meeting in person, please vote your shares by proxy.  Please complete, sign and date the enclosed proxy card and return it in the postage paid envelope.  Your prompt return of the card will help your Company avoid additional solicitation costs.  Your vote is important, either in person or by proxy.

                I look forward to seeing you at our Annual Meeting.

Sincerely,

/s/ Mogens C. Bay

Mogens C. Bay
Chairman and Chief Executive Officer

Valmont Industries, Inc.
Notice of Annual Meeting
of Shareholders

                Notice is hereby given that the Annual Meeting of Shareholders of Valmont Industries, Inc., a Delaware corporation, will be held at the Joslyn Art Museum, 2200 Dodge St., Omaha, Nebraska  68102, on Monday, April 25, 2005 at 2:00 p.m. local time for the purpose of:

                                                (1)           Electing three directors of the Company to three year terms.

                                                (2)           Ratifying the appointment of Deloitte & Touche LLP as independent auditors for fiscal 2005.

                                                (3)           Transacting such other business as may properly come before the meeting.

                Shareholders of record at the close of business on March 1, 2005 are entitled to vote at this meeting.  If you do not expect to be present at the Annual Meeting and wish your shares to be voted, please complete, sign, date and mail the enclosed proxy form.

By Order of the Board of Directors

/s/ P. Thomas Pogge

P. Thomas Pogge
Secretary
One Valmont Plaza
Omaha, Nebraska 68154-5215
March 24, 2005

Proxy Statement

To Our Shareholders:

                The Board of Directors of Valmont Industries, Inc. solicits your proxy in the form enclosed for use at the Annual Meeting of Shareholders to be held on Monday, April 25, 2005, or at any adjournments thereof.

                At the close of business on March 1, 2005, the record date for shareholders entitled to notice of and to vote at the meeting, there were outstanding 24,210,957 shares of the Company’s common stock.  There were no preferred shares outstanding.  All holders of common stock are entitled to one vote for each share of stock held by them.

                Shares of common stock represented by a properly signed and returned proxy, including shares represented by broker non-votes or abstaining from voting, will be treated as present at the meeting for the purpose of determining a quorum.  Directors are elected by a favorable vote of a plurality of the shares of voting stock present and entitled to vote, in person or by proxy, at the Annual Meeting.  Accordingly, abstentions or broker non-votes will not affect the election of Directors.

                The proposal to ratify the appointment of the independent auditors requires the affirmative vote of a majority of shares present in person or represented by proxy. Abstentions will have the same effect as a vote against this proposal. Broker non-votes on this proposal are treated as shares for which voting power has been withheld by the beneficial holders of those shares and therefore will not be counted as votes for or against this proposal.

                Any shareholder giving a proxy may revoke it before the meeting by mailing a signed instrument revoking the proxy to: Corporate Secretary, Valmont Industries, Inc., One Valmont Plaza, Omaha, Nebraska 68154-5215. To be effective, the revocation must be received by the Corporate Secretary before the date of the meeting. A shareholder may attend the meeting in person and at that time withdraw the proxy and vote in person.

                The cost of solicitation of proxies, including the cost of reimbursing banks and brokers for forwarding proxies and proxy statements to their principals, shall be borne by the Company. This proxy statement and proxy card are being mailed to shareholders on or about March 24, 2005.

Certain Shareholders

                The following table sets forth, as of March 1, 2005, the number of shares beneficially owned by (i) persons known to the Company to be beneficial owners of more than 5% of the Company’s outstanding common stock, (ii) directors and executive officers named in the Summary Compensation Table and (iii) all directors and executive officers as a group.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership March 1, 2005 (1)	Percent of Class (2)
Robert B. Daugherty Ocean Reef Key Largo, FL 33037	7,115,568	29.4%

Mogens C. Bay	1,317,547	5.5
John E. Jones	68,000
Thomas F. Madison	84,330
Charles D. Peebler, Jr.	62,000
Stephen R. Lewis, Jr.	12,000
Walter Scott, Jr.	110,000
Kenneth E. Stinson	70,000
Kaj den Daas	0
Glen A. Barton	2,000
Terry J. McClain	323,442	1.3%
E. Robert Meaney	184,818
Mark E. Treinen	111,986
Mark C. Jaksich	66,561

All Executive Officers and Directors As Group (17 persons)	2,469,940	10.2%

(1)               Includes shares which the directors and executive officers have, or within 60 days of March 1, 2005 will have, the right to acquire through the exercise of stock options, as follows:  32,000 shares for Mr. Stinson; 40,000 shares each for Messrs. Jones, Madison and Scott; 24,000 shares for Mr. Peebler; 8,000 shares for Mr. Lewis; and 900,000, 174,869, 114,772, 52,083 and 50,167 shares for Messrs. Bay, McClain, Meaney, Treinen and Jaksich, respectively; and 1,526,045 shares for all executive officers and directors as a group.

(2)               Unless otherwise indicated, beneficial ownership of any named individual does not exceed 1% of the outstanding shares of common stock.

Corporate Governance

                Valmont is committed to having strong corporate governance principles. The board of directors believes such principles are essential to the effective operation of Valmont’s businesses and to maintaining Valmont’s integrity in the marketplace.

Overview

    The board of directors has adopted corporate governance principles which are set out in the “Investor Relations” section of the Company’s website at www.valmont.com. The following corporate governance documents also appear on the Company’s website and these documents and the Company’s Corporate Governance Principles are available in print to any shareholder upon request:

•                  Code of Business Conduct

•                  Code of Ethics for Senior Officers

•                  Audit Committee Charter

•                  Compensation Committee Charter

•                  Governance and Nominating Committee Charter

•                  Procedures for contacting the board of directors (through the lead director) and procedures for bringing concerns or complaints to the attention of the Audit Committee

The board has designated a lead director, Thomas Madison, who chairs executive sessions of the board. The Company’s non-employee directors meet in executive session without management present at every board meeting. The Compensation Committee has established stock ownership guidelines for executive officers, which are described in the Compensation Committee report on page 18. Directors are encouraged to attend the annual shareholders meeting and seven of the Company’s directors attended the 2004 annual shareholders meeting. The board of directors periodically reviews the Corporate Governance Principles and any changes are communicated to shareholders by posting them on the Company’s website.

Board Independence

                The board of directors is composed of a majority of independent directors. The board has established independence standards for Valmont’s directors. These standards are set forth below and are contained in the Company’s Corporate Governance Principles and follow the director independence standards established by the New York Stock Exchange:

•                                          A director will not be independent if, within the preceding three years: (1) the director was employed by Valmont or an immediate family member of the director was an executive officer of Valmont, (2) a Valmont executive officer was on the compensation committee of the board of directors of a company which employed the Valmont director or which employed an immediate family member of the director as an executive officer, or (3) the director or the director’s immediate family member received more than $100,000 during any twelve-month period in direct compensation from Valmont (other than director and committee fees).

•                                          A director will not be independent if (1) the director is an executive officer or an employee, or the director’s immediate family member is an executive officer, of another company and (2) the other company made payments to, or received payments from, Valmont for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1,000,000 or 2% of either (i) such other company’s consolidated gross revenues or (ii) Valmont’s consolidated gross revenues.

•                                          A director will not be independent if: (1) the director or an immediate family member is a current partner of Valmont’s independent auditor, (2) the director is an employee of Valmont’s independent auditor, (3) the director has an immediate family member who is a current employee of Valmont’s independent auditor who participates in the auditor’s audit, assurance or tax compliance practice, or (4) the director or an immediate family member was within the last three years a partner or employee of Valmont’s independent auditor and personally worked on Valmont’s audit within that time.

•                                          For relationships not covered by the foregoing standards, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, shall be made by the directors who satisfy the above independence standards. The Board’s determination of each director’s independence will be disclosed annually in the Company’s proxy statement.

•                                          Contributions to tax-exempt organizations shall not be considered “companies” for purposes of these independence standards. However, Valmont will disclose in its annual proxy statement any such contribution which it makes to a tax-exempt organization in which a director serves as an employed executive officer if, within the preceding three years, contributions in any fiscal year exceeded the greater of $1,000,000 or 2% of such tax-exempt organization’s consolidated gross revenues.

The board has determined that directors Barton, den Daas, Jones, Lewis, Madison, Peebler and Scott have no material relationship with the Company and are independent within the meaning of the Company’s Corporate Governance Principles and the NYSE listing standards.

Audit Committee

                The members of the Audit Committee are directors Scott (Chairman), Jones and Peebler.  All members of the Audit Committee are independent within the meaning of the Company’s Corporate Governance Principles and the listing standards of the NYSE. The board has determined that all members of the Audit Committee are qualified as audit committee financial experts within the meaning of SEC regulations. The Audit Committee acts under a written charter, adopted by the board of directors, a copy of which is available on the Company’s website. The report of the Audit Committee is included in this proxy statement at page 20.

                The Audit Committee met five times during 2004. The Audit Committee assists the board by reviewing the integrity of the financial statements of the Company; the qualifications, independence and performance of the Company’s independent auditors and internal auditing department; and compliance by the Company with legal and regulatory requirements.  The Audit

Committee has sole authority to retain, compensate, oversee and terminate the independent auditor. The Audit Committee reviews the Company’s annual audited financial statements, quarterly financial statements, and filings with the Securities and Exchange Commission. The Audit Committee reviews reports on various matters, including critical accounting policies of the Company, significant changes in the Company’s selection or application of accounting principles, and the Company’s internal control processes. The Audit Committee also pre-approves all audit and non-audit services performed by the independent auditor.

Compensation Committee

                The members of the Compensation Committee are directors Madison (Chairman), Barton, Lewis and Peebler. All members of the Compensation Committee are independent within the meaning of the Company’s Corporate Governance Principles and the listing standards of the NYSE. The Compensation Committee acts under a written charter, adopted by the board of directors, a copy of which is available on the Company’s website. The report of the Compensation Committee is included in this proxy statement at page 16.

                The Compensation Committee met four times during 2004. The Compensation Committee assists the board in fulfilling its responsibilities relating to compensation of the Company’s directors, executive officers and other selected employees. The Committee has responsibility for reviewing, evaluating and approving compensation plans, policies and programs for such persons. The Compensation Committee annually reviews and approves corporate goals and objectives for the chief executive officer’s compensation and evaluates the chief executive officer’s performance in light of those goals and objectives. The Compensation Committee, together with the other independent directors, determines the chief executive officer’s compensation. The Compensation Committee also periodically reviews and makes recommendations to the board with respect to incentive compensation plans and equity based plans for executive officers and other selected employees.

Governance and Nominating Committee

                The members of the Governance and Nominating Committee are directors Madison (Chairman), den Daas and Lewis. All members of the Governance and Nominating Committee are independent within the meaning of the Company’s corporate governance principles and the listing standards of the NYSE. The Governance and Nominating Committee acts under a written charter, adopted by the board of directors, a copy of which is available on the Company’s website.

                The Governance and Nominating Committee met four times during 2004. The Governance and Nominating Committee assists the board by (1) recommending to the board Corporate Governance Principles for the Company, and (2) identifying qualified candidates for membership on the board, proposing to the board a slate of directors for election by the shareholders at each annual meeting, and proposing to the board candidates to fulfill vacancies on the board. The Governance and Nominating Committee coordinates the annual self-evaluation by the directors of the board’s performance and the CEO’s performance and the annual performance evaluation by each committee of the board. The Governance and Nominating Committee oversees the Company’s process for consideration of nominees to the Company’s board of directors. The process is described in the following section.

Director Nomination Process

                The Governance and Nominating Committee considers candidates for board membership suggested by its members and other board members, as well as management and shareholders. The Committee may also retain a third-party executive search firm to identify candidates from time to time. A shareholder who wishes to recommend a prospective nominee for board membership should notify the Company’s Corporate Secretary in writing at least 120 days before the annual shareholder meeting at which directors are to be elected and include whatever support material the shareholder considers appropriate. The Governance and Nominating Committee will also consider nominations by a shareholder pursuant to the provisions of the Company’s bylaws relating to shareholder nominations as described in “Shareholder Proposals.”

                The Governance and Nominating Committee makes an initial determination as to whether to conduct a full evaluation of the candidate once it has identified a prospective nominee. This initial determination is based on whatever information is provided to the Committee as well as other information available to or obtained by the Committee. The preliminary determination is based primarily on the need for additional board members to fill vacancies or expand the size of the board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. If the Committee determines that additional consideration is warranted, it may request a third-party search firm or other third parties to gather additional information about the prospective nominee.

                The Committee evaluates each prospective nominee in light of the standards and qualifications set out in the Company’s Corporate Governance Principles, including:

•                  Background, including demonstrated high standards of ethics and integrity, the ability to have sufficient time to effectively carry out the duties of a director, and the ability to represent all shareholders and not a particular interest group.

•                  Board skill needs, taking into account the experience of current board members, the candidate’s ability to work in a collaborative culture with other board members, and the candidate’s qualifications as independent and qualifications to serve on the Audit Committee, Compensation Committee and/or Governance and Nominating Committee.

•                  Diversity, including the extent to which the candidate reflects the composition of Company shareholders and other constituencies.

•                  Business experience, which should reflect a broad experience at the policy-making level in business, government or education.

The Committee also considers such other relevant factors as it deems appropriate. In connection with the evaluation, the Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the Committee interview prospective nominees in person or by telephone. After completing this evaluation process, the Committee makes a recommendation to the full board as to the persons who should be nominated by the board, and the board determines the nominees after considering the recommendations of the Committee.

Election of Directors

                The Company’s board of directors is presently composed of nine members. The board is divided into three classes and each class serves for three years on a staggered term basis. The board of directors met five times during 2004.

                Three directors have terms of office that expire at the 2005 Annual Meeting. They have been nominated by the board of directors, upon the recommendation of the Governance and Nominating Committee, for re-election to three-year terms. These nominees are:

                                                                                Mogens C. Bay

                                                                                John E. Jones

                                                                                Walter Scott, Jr.

                Unless authority to vote for directors is withheld, the shares represented by the enclosed proxy will be voted for the election of the nominees named above. In the event any of such nominees becomes unavailable for election, the proxy holders will have discretionary authority to vote the proxies for a substitute. The Board of Directors has no reason to believe that any such nominee will be unavailable to serve.

Nominees for Election - Terms Expire 2008:

Mogens C. Bay, Age 56, Chairman and Chief Executive Officer of the Company since

January 1997. Director, ConAgra Foods, Inc., Peter Kiewit Sons’, Inc. and Level 3 Communications, Inc.

Served as Director of Company continuously since October 1993.

John E. Jones, Age 70, Retired Chairman, President and Chief Executive Officer of CBI

Industries, Inc. (industrial construction). Former Chief Financial Officer of CBI Industries, Inc. Director, Amsted Industries Incorporated and NICOR Inc.

Served as Director of Company continuously since April 1993.

Walter Scott, Jr., Age 73, Chairman of Level 3 Communications, Inc. (communications and information services) since March 1998. Previously, Chairman of the Board and President of Peter Kiewit Sons’, Inc. Director, Berkshire Hathaway, Inc., Commonwealth Telephone Enterprises, Inc., MidAmerican Energy Holdings Company, Peter Kiewit Sons’, Inc. and Burlington Resources.

Served as Director of Company continuously since April 1981.

Continuing Directors - Terms Expire 2007:

Thomas F. Madison, Age 69, President of MLM Partners (consulting and small business investment) since January 1993; Previously Chairman of Communications Holdings, Inc., President — Markets of U S WEST Communications and Vice Chairman and Office of CEO of

Minnesota Mutual Life Insurance Company; Director, Banner Health Systems, Inc., Delaware Group of Mutual Funds, Digital River, Inc., Center Point Energy, Inc. and Rimage Corporation.

Served as Director of Company continuously since June 1987.

Dr. Stephen R. Lewis, Jr., Age 66, President Emeritus and Professor of Economics at Carleton College since 2002. Previously President and Professor of Economics at Carleton College; Director, American Express Funds, XDX Innovative Refrigeration, Inc., Xenomosis, LLP and The Water Company, LLC.

Served as Director of Company continuously since October 2002.

Kaj den Daas, Age 55, Executive Vice President of Philips Lighting, B.V. of the Netherlands (manufacturer of lighting fixtures and related components) and Chief Operating Officer of its Business Lamps Group. Director of EMGO, N.V.

Served as Director of Company since October 2004.

Continuing Directors - Terms Expire 2006:

Glen A. Barton, Age 65, Retired Chairman and Chief Executive Officer of Caterpillar, Inc. (manufacturer of construction and mining equipment, engines and gas turbines) from 1999 to January 2004. Previously, Vice Chairman from 1998 to 1999 and Group President from 1990 to 1998. Director of Inco Limited and Newmont Mining Corporation.

Served as Director of Company since October 2004.

Charles D. Peebler, Jr., Age 68, Retired Chairman Emeritus of True North Communications, Inc. and Managing Director of Plum Holdings, L.P. (venture capital firm concentrating on media content investments). Previously, President of True North Communications, Inc. and Chairman and Chief Executive Officer of True North Diversified Companies; Director, EOS International, Inc., AvalonBay Communities, Inc. and Meredith Corporation.

Served as Director of Company continuously since February 1999.

Kenneth E. Stinson, Age 62, Chairman of Peter Kiewit Sons’, Inc. (construction and mining) since March 1998. Chief Executive Officer of Peter Kiewit Sons’, Inc. from 1998 to 2004.  Previously Chairman and CEO of Kiewit Construction Group, Inc. Director, ConAgra Foods, Inc. and Peter Kiewit Sons’, Inc.

Served as Director of Company continuously since December 1996.

Director Compensation

                Non-employee directors were compensated with cash and equity during 2004.

                Non-employee directors received (1) an annual retainer of $35,000, (2) $2,500 for each board meeting attended ($1,000 if the participation was via teleconference), and (3) $1,500 for each committee meeting attended. The lead director receives an additional $25,000 per year and each committee chairman receives an additional $10,000 per year. Directors Jones, Peebler and

Scott have elected to receive their cash fees in the form of deferred compensation which accrues interest indexed to U.S. government bonds compounded monthly. Effective beginning in fiscal 2005, the non-employee director annual retainer was increased to $55,000 and the committee meeting fee was increased to $2,000.

                Non-employee directors also receive equity compensation as provided in the shareholder approved 2002 Stock Plan. The equity compensation consists of (1) an annual grant of 2,000 shares of common stock and (2) an annual grant of a nonqualified stock option for 4,000 shares of common stock exercisable at the fair market value of the Company’s common stock on the date of grant. The equity grants are made annually on the date of and following completion of the Company’s annual shareholders meeting. The common stock grant is forfeited if a director’s services terminate for any reason other than death, retirement from the board at mandatory retirement age, or resignation or failure to stand for re-election, in any case without the prior approval of the board.

Executive Compensation

                The following Summary Compensation Table provides information on the annual and long-term compensation for services paid by the Company to the Chief Executive Officer and the four highest paid executive officers for the three fiscal years ended December 25, 2004.

Summary Compensation Table

		Annual Compensation			Long-Term Compensation
				Other	Awards	Awards	Payouts	All
				Annual	Restricted	Number of	LTIP	Other
Name and Principal Position	Year	Salary ($)	Bonus($)	Comp.($)(1)	Stock ($)(2)	Options	Payouts ($)	Comp.($)(3)
Mogens C. Bay	2004	750,000	1,287,500	$ 60,820	825,992	0	554,010	388,727
Chairman and	2003	650,000	0	—	781,992	0	0	97,500
Chief Executive Officer	2002	650,000	2,280,000	—	0	155,403	312,207	431,610

Terry J. McClain	2004	309,000	436,038	—	247,800	19,634	127,849	130,933
Sr. Vice President and	2003	309,000	0	—	234,600	0	0	46,350
Chief Financial Officer	2002	300,000	720,001	—	0	73,203	78,454	138,697

E. Robert Meaney	2004	275,837	249,976	—	198,240	10,798	110,802	95,492
Sr. Vice President	2003	267,802	0	—	187,680	0	0	40,170
	2002	260,000	520,003	—	0	26,935	72,054	104,850

Mark E. Treinen	2004	180,354	158,257	—	0	6,000	60,373	17,954
Vice President,	2003	175,101	0	—	0	6,000	0	7,880
Business Development	2002	170,000	272,002	—	0	19,083	0	24,679

Mark C. Jaksich	2004	180,354	137,412	—	0	10,000	60,373	15,658
Vice President,	2003	175,101	0	—	0	12,000	0	7,880
Corporate Controller	2002	170,000	285,601	—	0	10,000	0	6,300

(1)            The Company provides its executive officers with certain employee benefits and perquisites. These benefits include supplemental retirement benefits, tax preparation assistance, excess medical reimbursement insurance, excess life and disability insurance, and certain expense reimbursements. The benefits for the Chief Executive Officer include personal use of Company aircraft. SEC rules do not require perquisites or other personal benefits to be included in the summary compensation table if such amounts are less than $50,000 or 10% of the individual’s salary and bonus. Consequently, these items are not included in the summary compensation table, with the exception of (1) amounts (included in “other annual compensation”) for the Chief Executive Officer for 2004, which include $15,820 for the personal use of Company aircraft, and (2) amounts (included in “all other compensation”) contributed to the Valmont Employee Retirement Savings Plan and the related Valmont Restoration Plan. The employee benefit and perquisite amounts for the other executive officers named above, in addition to the retirement benefits included in “all other compensation”, were: Mr. McClain - $18,540; Mr. Meaney - $16,550; Mr. Treinen - $10,821 and Mr. Jaksich - $10,651.

(2)            The Compensation Committee in December 2004 awarded Mr. Bay, Mr. McClain and Mr. Meaney restricted common stock of 33,333, 10,000 and 8,000 shares, respectively. The restricted shares vest if the executive’s employment terminates upon death, disability or normal retirement on or after age 62, upon involuntary termination prior to age 62 without cause, or upon a change of control of the Company. Dividends are paid on restricted shares. Messrs. Bay, McClain and Meaney received identical awards in 2003. At the end of fiscal 2004, the value of all restricted shares held by these executives was as follows: Mr. Bay - $1,665,983; Mr. McClain - $498,900; and Mr. Meaney - $399,840.

(3)            The Company does not have a defined benefit pension plan. The Company maintains the Valmont Employee Retirement Savings Plan (a 401(k) Plan) and the related Valmont restoration plan (a non-qualified plan designed to restore 401(k) benefits limited by IRS regulations). The amounts contributed by Valmont to such plans for executive officers are included in “all other compensation” above; such contributions are generally 4.5% of the executive officer’s salary and bonus (15% for Messrs. Bay, McClain and Meaney).

Stock Option Grants In Fiscal Year 2004

                The following table provides information on fiscal year 2004 stock option grants to executive officers named in the Summary Compensation Table. No stock appreciation rights were granted during fiscal 2004.

						Potential Realizable
						Value at Assumed
						Annual Rates of
						Stock Price Appreciation
		Individual Grants				for Option Term (3)

Name	Date Granted	Options Granted	% of Total Options Granted to Fiscal Year	Exercise Price ($) Per Share	Expiration Date	5% ($)	10% ($)
Terry J. McClain (1)	11/15/04	5,309	1.7%	23.73	12/13/09	35,388	78,349
Terry J. McClain (1)	11/15/04	14,325	4.6%	23.73	12/15/11	140,309	327,709
E. Robert Meaney (1)	11/16/04	10,798	3.5%	23.52	12/15/11	104,779	244,707
Mark E. Treinen (2)	12/19/04	6,000	1.9%	24.78	12/19/14	93,504	236,958
Mark C. Jaksich (2)	12/19/04	10,000	3.2%	24.78	12/19/14	155,840	394,929

(1)               Replacement options which become exercisable six months following the grant and have the same expiration date as the options replaced. These options were issued pursuant to the 1999 and 2002 Stock Plans upon stock-for-stock option exercises as reflected in the Options Exercised table on page 15.

(2)               Options become exercisable in three equal annual installments commencing on the first anniversary of the grant.

(3)               Potential realizable value is based on the assumption that the common stock price appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the option term. The numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised (if the executive were to sell the shares on the date of exercise). Therefore, there is no assurance that the value realized will be at or near the potential realizable value as calculated in this table.

Options Exercised in Fiscal Year 2004 and Fiscal Year End Values

                The following table provides information on the exercise of stock options during fiscal 2004 and the status of unexercised stock options at the end of the year for the executive officers named in the Summary Compensation Table.

					Value of Unexercised
	Shares Acquired On Exercise (#)	Value Realized ($) (1)	Number of Unexercised		In-The-Money Options
			Options at FY-End (#)		at FY-End ($) (2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Mogens C. Bay	0	0	900,000	0	7,378,953	0
Terry J. McClain	26,666	243,342	174,869	29,634	767,326	55,839
E. Robert Meaney	15,000	144,150	114,772	19,131	710,653	41,788
Mark E. Treinen	4,018	30,235	52,083	12,000	271,497	13,600
Mark C. Jaksich	0	0	50,167	21,333	323,379	24,706

 (1)                   Value realized is the difference between the closing price of the Company’s common stock on the day of exercise and the option exercise price multiplied by the number of shares.

(2)                      Value is the difference between the closing price of the Company’s common stock on the last trading day of fiscal 2004 and the option exercise price of the in-the-money options multiplied by the number of in-the-money options.

Long-Term Incentive Plans - Awards in Fiscal Year 2004

                The following table provides information on the long-term incentive program awards granted to the executive officers named in the Summary Compensation Table during fiscal year 2004.

		Performance
	Number Of	or Other	Estimated Future Payouts under
	Shares, Units	Period Until	Non-Stock Price-Based Plans
	or Other	Maturation or	Threshold	Target	Maximum
	Rights (#)	Payout	($)	($)	($)

Mogens C. Bay	1 Unit	(1)	225,000	450,000	900,000
Terry J. McClain	1 Unit	(1)	61,800	123,600	247,200
E. Robert Meaney	1 Unit	(1)	41,375	82,751	165,501
Mark E. Treinen	1 Unit	(1)	22,534	45,089	90,177
Mark C. Jaksich	1 Unit	(1)	22,534	45,089	90,177

(1)                      The awards shown are for the three-year award cycle ending in 2006.

See “Compensation Committee Report on Executive Compensation — Long-Term Performance Incentives” for a description of the award program.

Compensation Committee Report

On Executive Compensation

                Valmont’s executive compensation policies and practices are approved by the Compensation Committee of the board of directors (the “Committee”).

                The Committee has implemented compensation policies, plans and programs that seek to enhance shareholder value by aligning the financial interests of the executive officers with those of the Company’s shareholders. Annual base salaries are generally set at competitive median levels. The Company relies on annual and long-term incentive compensation and stock options to attract, retain, motivate and reward executive officers and other key employees. Incentive compensation is variable and tied to corporate, business unit and individual performance. The plans are designed to provide an incentive to management to grow earnings, provide quality returns on investments, enhance shareholder value and contribute to the long-term growth of the Company. All incentive compensation plans are reviewed at least annually to assure their linkage to the current strategies and needs of the business. The Company’s programs have been designed so that compensation paid to named executive officers will be deductible under the Internal Revenue Code’s compensation limits for deductibility, although the Committee may from time to time make discretionary cash awards in excess of the deductibility limits.

                Valmont’s executive compensation is based on four components, each of which is intended to support the overall compensation philosophy.

                Base Salary. Base salary is targeted at median level for industrial manufacturing companies of similar characteristics such as sales volume, capitalization and financial performance. Salaries for executive officers are reviewed by the Committee on an annual basis and may be changed based on the individual’s performance or a change in competitive pay levels in the marketplace.

                The Committee reviews with the Chief Executive Officer an annual salary plan for the Company’s executive officers (other than the Chief Executive Officer). The salary plan is modified as deemed appropriate and approved by the Committee. The annual salary plan is developed by the Company’s Human Resources staff, under the ultimate direction of the Chief Executive Officer, and is based on peer group and national surveys of industrial manufacturing organizations with similar characteristics and on performance judgments as to the past and expected future contributions of the individual executive. In addition, the Committee annually reviews information provided by independent compensation consultants concerning salary competitiveness. The Committee reviews and establishes the base salary of the Chief Executive Officer based on similar competitive compensation data and the Committee’s assessment of his past performance, his leadership in establishing performance standards in the conduct of the Company’s business, and its expectation as to his future contribution in directing the long-term success of the Company and its businesses.

                The Committee increased the Chief Executive Officer’s base salary to $750,000 during 2004, based on its consideration of the foregoing factors and the fact that his base salary had not been increased since 2000. The Committee continued the Company’s combined matching contribution under the Valmont Employees Retirement Savings Plan and related Restoration

Plan (see “Summary Compensation Table”) at 15% of the Chief Executive Officer’s covered compensation; the Company’s contributions to such plans for the Chief Executive Officer in 2004 were $388,727.

                Annual Incentives. The Company’s short-term incentive plans are paid pursuant to programs established under the shareholder approved Executive Incentive Plan. The Committee believes that the annual bonus of key employees, including executive officers, should be based on optimizing profits and prudent management of the capital employed in the business. Accordingly, the programs provide for target performance levels based upon the Company’s earnings per share performance for executive officers or the respective business unit’s net operating income after tax less a cost of capital for business unit senior officers. A minimum threshold level must be met before any awards are earned. Individual award targets are based on a pre-determined percentage of base salary considering the individual’s position and the Committee’s assessment of the individual’s expected contribution in such position. Participants, thresholds and specific performance levels are established by the Committee at the beginning of each fiscal year.

                The Committee approved participation, including executive officers, in the programs for 2004. Based on performance levels achieved during 2004, the Committee approved aggregate incentive payments of $2,269,183 to the Chief Executive Officer and the other executive officers named in the Summary Compensation Table in 2004. The annual incentive paid to the Chief Executive Officer was based upon pre-established performance goals. The Committee also approved a $200,000 discretionary award to the Chief Executive Officer for results achieved by the Company in 2004. Since performance targets were not achieved in 2003, no performance-based annual incentive was paid to the Chief Executive Officer or the other executive officers named in the Summary Compensation Table in 2003.

                Long-term Performance Incentives.  Long-term performance incentives for senior management employees are provided through long-term performance share programs established under the shareholder approved Executive Incentive Plan and through the 1996, 1999 and 2002 Stock Plans. The current programs operate on three-year award cycles. The Committee selects participants, establishes target awards, and determines a performance matrix (based on return on equity, return on invested capital, net earnings and other selected factors) at the beginning of each award cycle. Targets were established based on a predetermined percentage of base salary, which amount is converted to performance shares. The performance matrix provides for the performance shares to be increased or decreased in number based on greater or lesser levels of performance. Earned performance shares are then valued at the Company’s stock price at the end of the performance period; consequently, payouts may be higher or lower based on the Company’s stock price performance during the award cycle. The Committee approves the number of performance shares to be paid following a review of results at the end of each performance cycle. Awards may be paid in cash or in shares of common stock or any combination of cash and stock. The Committee believes the structure of the long-term programs directly links the participant’s interests with those of the shareholders and the long-term performance of the Company.

                The Committee previously selected the participants, including executive officers, for participation in the award cycle ending in 2004. Based on performance goals previously established by the Committee, payments of $913,407 were paid to the Chief Executive Officer and the other executive officers named in the Summary Compensation Table in 2004. Since performance targets for the three-year period ending in 2003 were not achieved, no performance-based long-term incentive was paid to the Chief Executive Officer or the other executive officers named in the Summary Compensation Table in 2003. During 2004, the Committee selected the participants and established the performance goals for the 2004-2006 award cycle. The performance goals for the cycles ending in 2004, 2005 and 2006 are based on the Company’s return on invested capital.

                Stock Incentives and Ownership Guidelines. The board of directors, upon recommendation of the Committee, established during 2001 stock ownership guidelines for senior management. The guidelines require an equity position (stock ownership plus vested options) having a value of six times base salary for the Chief Executive Officer, five times base salary for the Chief Financial Officer and four times base salary for corporate officers and divisional presidents. The individuals are expected to achieve the targeted equity positions within three to five years. The Chief Executive Officer and Chief Financial Officer currently meet these targets.

                Long-term stock incentives are provided through grants of stock options and restricted stock to executive officers and other key employees pursuant to the shareholder approved 1996, 1999 and 2002 Stock Plans (all referenced as the “Plan”). The stock component of compensation is intended to retain and motivate employees to improve long-term shareholder value. Stock options are granted at the prevailing market value and have value only if the Company’s stock price increases. Stock options granted during 2004 vest beginning on the first anniversary of the grant in equal amounts over three years. Employees must be employed by the Company at the time of vesting in order to exercise the options. The Committee believes this element of the total compensation program directly links the participant’s interests with those of the shareholders and the long-term performance of the Company.

                The Committee establishes the number and terms of the options granted under the Plan. The Committee encourages executives to build a substantial ownership investment in the Company’s common stock. The Options Exercised table on page 15 reflects the shares acquired by certain executive officers in 2004. The table on page 4 reflects the ownership position of the directors and executive officers at March 1, 2005. Outstanding performance by an individual executive officer is recognized through larger option grants. The Committee, in determining grants of stock options under the Plan, also reviews and considers the executive’s history of retaining shares previously obtained through the exercise of prior options.

                The Committee granted options for an aggregate of 217,500 shares to 70 employees during 2004, including options for an aggregate of 38,000 shares to executive officers. In addition, an aggregate of 30,432 options were issued to executive officers in 2004 as replacement options upon stock-for-stock exercises of previously issued options. The Committee reviewed in December 2003 the advantages and disadvantages of option grants as compared to restricted stock grants for the Company’s three senior executive officers. The Committee determined that these individuals would receive restricted stock grants in lieu of stock options in 2003 and 2004. The Committee in both years granted 33,333 restricted shares to Mr. Bay, 10,000 restricted shares to Mr. McClain and 8,000 restricted shares to Mr. Meaney; the vesting provisions for these restricted shares are described on page 12. The Committee determined that such grants were appropriate long-term incentives; the grants approximated one-third of the number of the options these three individuals had received in fiscal 2002. The option grants shown for Mr. McClain and Mr. Meaney in the Summary Compensation Table for 2004 were replacement options, issued under the terms of the 1999 and 2002 Stock Plans upon stock-for-stock option exercises by such individuals.

                The Committee believes that the programs described above provide compensation that is competitive with comparable manufacturing companies, link executive and shareholder interests and provide the basis for the Company to attract and retain qualified executives. The Committee will continue to monitor the relationship among executive compensation, the Company’s performance and shareholder value.

COMPENSATION COMMITTEE
Thomas F. Madison, Chairman
Glen A. Barton
Stephen R. Lewis, Jr.
Charles D. Peebler, Jr.

Audit Committee Report

                The Audit Committee (the “Committee”) is appointed by the Board of Directors to assist the Board by reviewing (1) the integrity of the Company’s financial statements, (2) the qualifications, independence and performance of the Company’s independent auditors and internal auditing department and (3) the compliance by the Company with legal and regulatory requirements. The Committee manages the Company’s relationship with its independent auditors, who report directly to the Committee. The Committee has sole authority to retain, compensate, oversee and terminate the independent auditors. The Committee acts under a written charter, adopted by the board of directors, a copy of which is available on the Company’s website at www.valmont.com.

                The Company’s management is responsible for its financial reporting process and internal controls. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements and issuing an opinion on the conformity of those audited financial statements with generally accepted accounting principles. The Committee oversees the Company’s financial reporting process and internal controls on behalf of the board of directors.

                The Committee reviews the Company’s annual audited financial statements, quarterly financial statements and filings with the Securities and Exchange Commission. The Committee reviews reports on various matters, including (1) critical accounting policies of the Company, (2) material written communications between the independent auditor and management, (3) the independent auditor’s internal quality-control procedures, (4) significant changes in the Company’s selection or application of accounting principles and (5) the effect of regulatory and accounting initiatives on the financial statements of the Company. The Committee also considered whether the provision of non-audit services provided by Deloitte & Touche LLP (“Deloitte”), the Company’s independent auditors, to the Company during fiscal 2004 was compatible with the auditor’s independence.

            The Committee reviewed and discussed the Company’s audited financial statements for fiscal 2004 with both management and Deloitte. The Committee received from and discussed with Deloitte the written disclosures and the letter required by Independence Standards Board Standard No. 1 relating to that firm’s independence from the Company. The Committee also discussed with Deloitte any matters required to be discussed by Statement on Auditing Standards No. 61 relating to communications between the audit committee and the independent auditors. Based on these reviews and discussions, the Committee recommended to the board of directors and the board has approved that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 25, 2004.

AUDIT COMMITTEE
Walter Scott, Jr., Chairman
Charles D. Peebler, Jr.
John E. Jones

Shareholder Return Performance Graphs

                The graphs below compare the yearly change in the cumulative total shareholder return on the Company’s common stock with the cumulative total returns of the S&P Small Cap 600 Index and the S&P 600 Industrial Machinery index for the five and ten-year periods ended December 25, 2004. The graphs assume that the beginning value of the investment in Valmont Common Stock and each index was $100 and that all dividends were reinvested.

Ratification of Appointment of Independent Auditors

            The firm of Deloitte & Touche LLP and the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively “Deloitte”) conducted the 2003 and 2004 audits of the Company’s financial statements. Fees billed by Deloitte to the Company for services provided during the 2004 and 2003 fiscal years were as follows:

	2004	2003
Audit Fees	$852,465	$287,678
Audit-Related Fees	180,838	167,450
Tax Fees	82,930	91,995
Other Fees	0	0

Total Fees	$1,116,233	$547,123

            Audit Fees consist of the audit of the Company’s fiscal 2004 and 2003 annual financial statements, review of the Company’s quarterly financial statements during 2004 and 2003, fees associated with registration statements and other services that are normally provided in connection with statutory and regulatory filings. In 2004, audit fees also included the audit of management’s assessment of the effectiveness of the Company’s internal controls over financial reporting and the audit of the effectiveness of the Company’s internal control over financial reporting.

            Audit-Related Fees consist of financial statement audits of employee benefit plans, consents related to Securities and Exchange Commission filings, agreed-upon procedures, documentation review in connection with the Company’s internal controls over financial reporting and due diligence services performed with respect to acquisitions.

            Tax Fees consist of international tax planning and federal, state and expatriate tax compliance.

            The Committee pre-approves all audit and permitted non-audit services to be performed by the independent auditor, including audit services, audit-related services, tax services and any other services. The Committee periodically grants pre-approval of specific audit and non-audit services including cost levels for such services. Any services not covered by prior pre-approvals, or services exceeding the pre-approved cost levels, must be approved in advance by the Committee. In periods between Committee meetings, the Committee Chairman has the delegated authority to pre-approve additional services, and such pre-approvals are then communicated to the full Committee.

                The Audit Committee has appointed Deloitte as independent auditors to conduct the 2005 audit of the Company’s financial statements and requests that the shareholders ratify this appointment. A representative from Deloitte will be present at the Annual Meeting of Shareholders and will have the opportunity to make a statement and to respond to appropriate questions. In the event the shareholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee.

Shareholder Proposals

                Shareholder proposals intended to be presented at the next annual meeting of shareholders must be received by the Company no later than November 24, 2005 in order to be considered for inclusion in the proxy statement for such meeting.

                The Company’s bylaws set forth certain procedures which shareholders must follow in order to nominate a director or present any other business at an annual shareholders’ meeting. Generally, a shareholder must give timely notice to the Secretary of the Company. To be timely, such notice must be received by the Company at its principal executive offices not less than ninety nor more than one hundred twenty days prior to the meeting. The bylaws specify the information which must accompany such shareholder notice. Details of the provision of the bylaws may be obtained by any shareholder from the Secretary of the Company.

Other Matters

                The board of directors does not know of any matter, other than those described above, that may be presented for action at the Annual Meeting of Shareholders. If any other matter or proposal should be presented and should properly come before the meeting for action, the persons named in the accompanying proxy will vote upon such matter and upon such proposal in accordance with their best judgment.

By Order of the Board of Directors

/s/ P. Thomas Pogge

P. Thomas Pogge
Secretary
Valmont Industries, Inc.

ONE VALMONT PLAZA
OMAHA
NEBRASKA
68154-5215
USA
PHONE 402.963.1000
FAX 402.963.1199
www.valmont.com

PROXY
VALMONT INDUSTRIES, INC.
Proxy for the Annual Meeting of Shareholders on April 25, 2005

The undersigned hereby constitutes and appoints Mogens C. Bay and Thomas F. Madison, or any substitute appointed by them, the undersigned’s agents, attorneys and proxies to vote, as designated below, the number of shares the undersigned would be entitled to vote if personally present at the Annual Meeting of the Shareholders of Valmont Industries, Inc., to be held at the Joslyn Art Museum,  2200 Dodge Street, Omaha, Nebraska 68102, on April 25, 2005 at 2:00 p.m. local time, or at any adjournments thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF PROPERLY EXECUTED AND NO DIRECTION  IS MADE, THIS PROXY WILL BE VOTED IN FAVOR OF ALL PROPOSALS.

(Continued and to be signed on the reverse side)
VALMONT INDUSTRIES, INC.
P.O. BOX 11060
NEW YORK, N.Y. 10203-0060

DETACH PROXY CARD HERE

	Please Vote, Sign, Date and Return Promptly in the Enclosed Envelope.	☒ Votes must be indicated (x) in Black or Blue ink.

1. ELECTION OF DIRECTORS:								FOR	AGAINST	ABSTAIN

FOR all nominees listed below.	☐	WITHHOLD AUTHORITY to vote for all nominees listed below.	☐	FOR ALL EXCEPT	☐	2. PROPOSAL to ratify the appointment of Deloitte & Touche LLP as independent auditors for fiscal 2005.		☐	☐	☐

Nominees: Mogens C. Bay, John E. Jones and Walter Scott, Jr.

(Instruction: To withhold authority to vote for any individual nominee, mark the “FOR ALL EXCEPT” box and write the nominee’s name on the space provided below.)						3. IN THEIR DISCRETION, the Proxies are authorized to vote upon such other business or matters as may properly come before the meeting
Exceptions							To change your address, please mark this box.			☐

							To include any comments, please mark this box.			☐

SCAN LINE

(When signing as attorney, executor, administrator, trustee, guardian or conservator, designate full title. All joint tenants must sign.)
						Date	Share Owner sign here	Co-Owner sign here